Exhibit 10.3
SIXTH AMENDMENT TO THE
NISOURCE INC. RETIREMENT SAVINGS PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002)
     WHEREAS, NiSource Inc. (the “Company”) maintains the NiSource Inc. Retirement Savings Plan, as amended and restated effective January 1, 2002 and as further amended (the “Plan”); and
     WHEREAS, the Company has reserved the right, pursuant to Sections 12.1 of the Plan, to amend the Plan and now deems it appropriate to do so in order to provide for additional matching contributions to certain Plan participants.
     NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2005:
1. By amending Section 2.19 to read as follows:
“2.19 Matching Contributions. Contributions made to the Trust by an Employer on behalf of eligible Participants as described under Section 4.3, Schedule A and Schedule D, and allocated to a Participant’s “Matching Contribution Account” in accordance with Section 6.2.”
2. By amending Section 4.1 by adding the following to the end thereof:
“Notwithstanding the foregoing, each Employer shall make an additional Matching Contribution to the Trust as provided in Schedule D.”
3. By adding Schedule D to read as follows:
“SCHEDULE D
Subject to the limitations of Article V, an Employer shall make an additional Matching Contribution to the Trust for eligible Participants, as provided herein.
January 1, 2003 – December 31, 2004
Any Participant who (1) was not a Highly Compensated Employee at any time during the 2003 and/or 2004 Plan Years, (2) during the 2003 and/or 2004 Plan Years had a Matching Contribution allocated to his Matching Contribution Account that was less than the maximum Matching Contribution available under Schedule A, (3) authorized After-tax Contributions and/or Pre-tax Contributions equal to at least 6% of his Compensation for such Plan Year(s) and (4) participated in the Account Balance Option of the NiSource Pension Plan, Columbia Pension Plan, Subsidiary Pension Plan or Bay State Pension Plan, as applicable, shall be eligible for an additional Matching Contribution. The additional Matching Contribution shall be calculated as the difference between (i) the Matching Contributions that would have been allocated to the Participant’s Matching Contribution Account during the 2003 and/or 2004 Plan Year(s) if his total After-tax Contributions, if any, and Pre-tax Contributions for such Plan Year(s) had been contributed evenly over each pay period throughout the Plan Year(s) and (ii) the Matching Contribution actually allocated to the Participant’s Matching Contribution Account for such Plan Year(s).
The additional Matching Contribution, plus interest (calculated using a rate equal to 4.5% from January 1, 2005 to the date the additional Matching Contribution is transmitted to the Trust as provide herein) shall be allocated to the Participant’s Matching Contribution Account in

accordance with Section 6.2. The additional Matching Contribution shall be transmitted to the Trust as soon as administratively practicable after September 1, 2005, but in any event no later than December 31, 2005.
Except where inconsistent with this Schedule D, the additional Matching Contribution shall be subject to all provisions of the Plan applicable to Matching Contributions.”
     IN WITNESS WHEREOF, the Company has caused this Sixth Amendment to be executed on its behalf, by its officer duly authorized, this 26th day of August, 2005.

NISOURCE INC.
By:	/s/ Michael W. O'Donnell